Exhibit 1.2

Exhibit A

Form of Representative’s Warrant

THE REGISTERED HOLDER OF THIS PURCHASE WARRANT AGREES BY HIS, HER OR ITS ACCEPTANCE HEREOF, THAT SUCH HOLDER WILL NOT FOR A PERIOD OF ONE HUNDRED EIGHTY (180) DAYS FOLLOWING THE COMMENCEMENT OF SALES OF ORDINARY SHARES IN THE OFFERING (AS DEFINED BELOW): (A) SELL, TRANSFER, ASSIGN, PLEDGE OR HYPOTHECATE THIS PURCHASE WARRANT TO ANYONE OTHER THAN OFFICERS OR PARTNERS OF R.F. LAFFERTY & CO., EACH OF WHOM SHALL HAVE AGREED TO THE RESTRICTIONS CONTAINED HEREIN, IN ACCORDANCE WITH FINRA CONDUCT RULE 5110(E)(1), OR (B) CAUSE THIS PURCHASE WARRANT OR THE SECURITIES ISSUABLE HEREUNDER TO BE THE SUBJECT OF ANY HEDGING, SHORT SALE, DERIVATIVE, PUT OR CALL TRANSACTION THAT WOULD RESULT IN THE EFFECTIVE ECONOMIC DISPOSITION OF THIS PURCHASE WARRANT OR THE SECURITIES HEREUNDER, EXCEPT AS PROVIDED FOR IN FINRA RULE 5110(E)(2).

THIS PURCHASE WARRANT IS NOT EXERCISABLE PRIOR TO [   ], 2023 (THE DATE OF ISSUANCE). VOID AFTER 5:00 P.M., EASTERN TIME, [   ], 2028 (THE DATE THAT IS FIVE YEARS FROM COMMENCEMENT OF SALES OF ORDINARY SHARES IN THE OFFERING (AS DEFINED BELOW).1

ORDINARY SHARES PURCHASE WARRANT

For the Purchase of [   ] Ordinary Shares

Of

GELTEQ LIMITED

1. Purchase Warrant. THIS CERTIFIES THAT, pursuant to that certain Underwriting Agreement by and between Gelteq Limited, an Australian public limited company limited to shares (the “Company”) and R.F. Lafferty & Co. Inc. (“Lafferty”), dated [   ], 2023 (the “Underwriting Agreement”), Lafferty (in such capacity with its permitted successors or assigns, the “Holder”), as registered owner of this Purchase Warrant, is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, at any time or from time to time from [   ], 2023 (the “Issuance Date”), and at or before 5:00 p.m., Eastern time, [*], 2028 (the “Expiration Date,”) which such date is five (5) years from the commencement of the sales of the Ordinary Shares in connection with the initial public offering contemplated by the Underwriting Agreement (the “Offering”)2 under the registration statement on Form F-1 (Registration No. 333-[   ]) of the Company (the “Registration Statement”), but not thereafter, to subscribe for, purchase and receive, in whole or in part, up to [   ] Ordinary Shares of the Company, no par value (the “Shares”), subject to adjustment as provided in Section 5 hereof. This Purchase Warrant is not exercisable or convertible for more than five years from the commencement of sales of Ordinary Shares in the Offering. If the Expiration Date is a day on which banking institutions are authorized by law or executive order to close, then this Purchase Warrant may be exercised on the next succeeding day that is not such a day in accordance with the terms herein. During the period commencing on the date hereof and ending on the Expiration Date, the Company agrees not to take any action that would terminate this Purchase Warrant. This Purchase Warrant is initially exercisable at $[   ] per Share (125% of the price of the Shares sold in the Offering); provided, however, that upon the occurrence of any of the events specified in Section 5 hereof, the rights granted by this Purchase Warrant, including the exercise price per Share and the number of Shares to be received upon such exercise, shall be adjusted as therein specified. The term “Exercise Price” shall mean the initial exercise price or the adjusted exercise price, depending on the context. Any term not defined herein shall have the meaning ascribed thereto in the Underwriting Agreement.

[1]	For warrants issued in connection with the closing of an overallotment exercise, the expiration date shall be five years from such closing date.

[2]	For warrants issued in connection with the closing of an overallotment exercise, the expiration date shall be five years from such closing date.

2. Exercise.

2.1 Exercise Form. In order to exercise this Purchase Warrant, the exercise form attached hereto as Exhibit A (the “Exercise Form”) must be duly executed and completed and delivered to the Company, together with this Purchase Warrant and payment of the Exercise Price for the Shares being purchased payable in cash by wire transfer of immediately available funds to an account designated by the Company or by certified check or official bank check to the order of the Company. If the subscription rights represented hereby shall not be exercised at or before 5:00 p.m., Eastern time, on the Expiration Date, this Purchase Warrant shall become and be void without further force or effect, and all rights represented hereby shall cease and expire.

2.2 Cashless Exercise. In lieu of exercising this Purchase Warrant by payment of cash or check payable to the order of the Company pursuant to Section 2.1 above, Holder may elect to receive the number of Shares equal to the value of this Purchase Warrant (or the portion thereof being exercised), by surrender of this Purchase Warrant to the Company, together with the Exercise Form, in which event the Company shall issue to Holder, Shares in accordance with the following formula:

X =	Y(A – B)
A

Where,	X = The number of Shares to be issued to Holder;
Y = The number of Shares for which the Purchase Warrant is being exercised;
A = The fair market value of one Share; and
B = The Exercise Price.

For purposes of this Section 2.2, the fair market value means, for any date, the price determined by the first of the following clauses that applies: (a) if the Ordinary Shares are then listed or quoted on a Eligible Market, the value shall be deemed to be the highest intra-day or closing price on any trading day on such Eligible Market during the five trading days preceding the exercise, (b) if OTCQB or OTCQX is not an Eligible Market, the value shall be deemed to be the highest intra-day or closing price on any trading day on the OTCQB or OTCQX on which the Ordinary Shares are then quoted during the five trading days preceding the exercise, as applicable, (c) if the Ordinary Shares are not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Ordinary Shares are then reported in the “Pink Sheets” published by OTC Markets Group, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the “OTC Markets Group”, the value shall be deemed to be the highest intra-day or closing price on any trading day on the Pink Sheets on which the Ordinary Shares are then quoted during the five trading days preceding the exercise, or (d) in all other cases, the fair market value of a Common Share as determined by an independent appraiser selected in good faith by the Holder and reasonably acceptable to the Company.

2.3 Legend. Each certificate for the securities purchased under this Purchase Warrant shall bear a legend as follows unless such securities have been registered under the Securities Act of 1933, as amended (the “Securities Act”):

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR APPLICABLE STATE LAW. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A LOCK-UP PERIOD OF ONE HUNDRED AND EIGHTY (180) DAYS FOLLOWING THE COMMENCEMENT OF SALES OF THE OFFERING PURSUANT TO THE REGISTRATION STATEMENT OF THE COMPANY’S SECURITIES (FILE NO. 333-[●])) AND MAY NOT BE (A) SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED TO ANYONE OTHER THAN R.F. LAFFERTY & CO. INC., OR BONA FIDE OFFICERS OR PARTNERS OF r.f. lafferty & co. inc., OR (B) CAUSED TO BE THE SUBJECT OF ANY HEDGING, SHORT SALE, DERIVATIVE, PUT OR CALL TRANSACTION THAT WOULD RESULT IN THE EFFECTIVE ECONOMIC DISPOSITION OF THIS SECURITIES HEREUNDER, EXCEPT AS PROVIDED FOR IN FINRA RULE 5110(E)(2).”

3. Transfer.

3.1 General Restrictions. The Holder of this Purchase Warrant agrees by his, her or its acceptance hereof, that such Holder (or permitted assignees under FINRA Rule 5110(e)(1)) will not for a period of one hundred eighty (180) days following the commencement of the sales of the Ordinary Shares in connection with the Offering (the “Effective Date”) by the Securities and Exchange Commission (the “Commission”): (a) sell, transfer, assign, pledge or hypothecate this Purchase Warrant to anyone other than: (i) the Representative or an underwriter, placement agent, or a selected dealer participating in the Offering, or (ii) officers or partners of Representative or of any such underwriter, placement agent or selected dealer, each of whom in (i) and (ii) shall have agreed to the restrictions contained herein, in accordance with FINRA Conduct Rule 5110(e)(1), or (b) cause this Purchase Warrant or the securities issuable hereunder to be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of this Purchase Warrant or the securities hereunder, except as provided for in FINRA Rule 5110(e)(2). On and after that date that is one hundred eighty (180) days after the Effective Date, transfers to others may be made subject to compliance with or exemptions from applicable securities laws. In order to make any permitted assignment, the Holder must deliver to the Company the assignment form attached hereto as Exhibit B duly executed and completed, together with this Purchase Warrant and payment of all transfer taxes, if any, payable in connection therewith. The Company shall within five (5) business days transfer this Purchase Warrant on the books of the Company and shall execute and deliver a new Purchase Warrant or Purchase Warrants of like tenor to the appropriate assignee(s) expressly evidencing the right to purchase the aggregate number of Shares purchasable hereunder or such portion of such number as shall be contemplated by any such assignment.

3.2 Restrictions Imposed by the Securities Act. The securities evidenced by this Purchase Warrant shall not be transferred unless and until: (i) if required by law, the Company has received the opinion of counsel for the Company that the securities may be transferred pursuant to an exemption from registration under Securities Act and applicable state securities laws, or (ii) a registration statement or post-effective amendment to the Registration Statement relating to the offer and sale of such securities that includes a current prospectus has been filed and declared effective by the Commission and compliance with applicable state securities law has been established.

4. New Purchase Warrants to be Issued.

4.1 Partial Exercise or Transfer. Subject to the restrictions in Section 3 hereof, this Purchase Warrant may be exercised or assigned in whole or in part. In the event of the exercise or assignment hereof in part only, upon surrender of this Purchase Warrant for cancellation, together with the duly executed exercise or assignment form and funds sufficient to pay any Exercise Price and/or transfer tax if exercised pursuant to Section 2.1 hereof, the Company shall cause to be delivered to the Holder without charge a new Purchase Warrant of like tenor to this Purchase Warrant in the name of the Holder evidencing the right of the Holder to purchase the number of Shares purchasable hereunder as to which this Purchase Warrant has not been exercised or assigned.

4.2 Lost Certificate. Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Purchase Warrant and of reasonably satisfactory indemnification or the posting of a bond, the Company shall execute and deliver a new Purchase Warrant of like tenor and date. Any such new Purchase Warrant executed and delivered as a result of such loss, theft, mutilation or destruction shall constitute a substitute contractual obligation on the part of the Company.

5. Adjustments.

5.1 Adjustments to Exercise Price and Number of Shares. The Exercise Price and the number of Shares underlying this Purchase Warrant shall be subject to adjustment from time to time as hereinafter set forth:

5.1.1 Share Dividends; Split Ups. If, after the date hereof, and subject to the provisions of Section 5.1.3 below, the number of outstanding Shares is increased by a stock dividend payable in Shares or by a split up of Shares or other similar event, then, on the effective day thereof, the number of Shares purchasable hereunder shall be increased in proportion to such increase in outstanding shares, and the Exercise Price shall be proportionately decreased.

5.1.2 Aggregation of Shares. If, after the date hereof, and subject to the provisions of Section 5.1.3 below, the number of outstanding Shares is decreased by a consolidation, combination or reclassification of Shares or other similar event, then, on the effective date thereof, the number of Shares purchasable hereunder shall be decreased in proportion to such decrease in outstanding shares, and the Exercise Price shall be proportionately increased.

5.1.3 Replacement of Shares upon Reorganization, etc. In case of any reclassification or reorganization of the outstanding Shares other than a change covered by Section 5.1.1 or Section 5.1.2 hereof or that solely affects the par value of such Shares, or in the case of any share reconstruction or amalgamation or merger or consolidation of the Company with or into another corporation (other than a consolidation or share reconstruction or amalgamation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding Shares), or in the case of any sale or conveyance to another corporation or entity of the property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the Holder of this Purchase Warrant shall have the right thereafter (until the expiration of the right of exercise of this Purchase Warrant) to receive upon the exercise hereof, for the same aggregate Exercise Price payable hereunder immediately prior to such event, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, share reconstruction or amalgamation or merger, or consolidation, or upon a dissolution following any such sale or transfer, by a Holder of the number of Shares of the Company obtainable upon exercise of this Purchase Warrant immediately prior to such event; and if any reclassification also results in a change in Shares covered by Section 5.1.1 or Section 5.1.2, then such adjustment shall be made pursuant to Section 5.1.1, Section 5.1.2 and this Section 5.1.3. The provisions of this Section 5.1.3 shall similarly apply to successive reclassifications, reorganizations, share reconstructions or amalgamations, mergers or consolidations, sales or other transfers.

5.1.4 Changes in Form of Purchase Warrant. This form of Purchase Warrant need not be changed because of any change pursuant to this Section 5.1, and Purchase Warrants issued after such change may state the same Exercise Price and the same number of Shares as are stated in the Purchase Warrants initially issued pursuant to this Agreement. The acceptance by any Holder of the issuance of new Purchase Warrants reflecting a required or permissive change shall not be deemed to waive any rights to an adjustment occurring after the date hereof or the computation thereof.

5.2 Substitute Purchase Warrant. In case of any consolidation of the Company with, or share reconstruction or amalgamation or merger of the Company with or into, another corporation (other than a consolidation or share reconstruction or amalgamation or merger which does not result in any reclassification or change of the outstanding Shares), the corporation formed by such consolidation or share reconstruction or amalgamation or merger shall execute and deliver to the Holder a supplemental Purchase Warrant providing that the holder of each Purchase Warrant then outstanding or to be outstanding shall have the right thereafter (until the stated expiration of such Purchase Warrant) to receive, upon exercise of such Purchase Warrant, the kind and amount of shares of stock and other securities and property receivable upon such consolidation or share reconstruction or amalgamation or merger, by a holder of the number of Shares of the Company for which such Purchase Warrant might have been exercised immediately prior to such consolidation, share reconstruction or amalgamation or merger, sale or transfer. Such supplemental Purchase Warrant shall provide for adjustments which shall be identical to the adjustments provided for in this Section 5. The above provision of this Section 5 shall similarly apply to successive consolidations or share reconstructions or amalgamations or mergers.

5.3 Elimination of Fractional Interests. The Company shall not be required to issue certificates representing fractions of Shares upon the exercise of the Purchase Warrant, nor shall it be required to issue scrip or pay cash in lieu of any fractional interests, it being the intent of the parties that all fractional interests shall be eliminated by rounding any fraction up or down, as the case may be, to the nearest whole number of Shares or other securities, properties or rights.

6. Reservation and Listing. The Company shall at all times reserve and keep available out of its authorized Shares, solely for the purpose of issuance upon exercise of this Purchase Warrant, such number of Shares or other securities, properties or rights as shall be issuable upon the exercise thereof. The Company covenants and agrees that, upon exercise of this Purchase Warrant and payment of the Exercise Price therefor, in accordance with the terms hereby, all Shares and other securities issuable upon such exercise shall be duly and validly issued, fully paid and non-assessable and not subject to preemptive rights of any shareholder. The Company further covenants and agrees that upon exercise of this Purchase Warrant and payment of the exercise price therefor, all Shares and other securities issuable upon such exercise shall be duly and validly issued, fully paid and non-assessable and not subject to preemptive rights of any shareholder. As long as this Purchase Warrant shall be outstanding, the Company shall use its commercially reasonable efforts to cause all Shares issuable upon exercise of this Purchase Warrant to be listed (subject to official notice of issuance) on all national securities exchanges (or, if applicable, on the OTC Bulletin Board or any successor trading market) on which the Shares issued to the public in the Offering may then be listed and/or quoted.

7. Registration.

7.1 Piggyback Registration. The issuance of the Purchase Warrant and the Shares has been registered on the Registration Statement. The Company shall file periodic filings with the Commission during the term of this Purchase Warrant as required by the rules and regulations issued by the Commission. To the extent the Company does not maintain an effective registration statement for the Shares, during the term of this Purchase Warrant and for a period of no more than five (5) years from the commencement of sales of the Offering in accordance with FINRA Rule 5110(g)(8)(D), whenever the Company proposes to register any of its securities under the Securities Act, whether for its own account or for the account of another shareholder (except for the registration of securities (A) to be offered pursuant to an employee benefit plan on Form S-8 or (B) pursuant to a registration made on Form F-4, or any successor forms then in effect) at any time and the registration form to be used may be used for the registration of the Shares, it will so notify in writing the Holder (a “Piggyback Notice”) as soon as practicable but in no event less than five (5) business days before the anticipated filing date and offer to the Holder the opportunity to register the sale of such number of Shares as such Holder may request in writing within three (3) business days after receipt of such Piggyback Notice (a “Piggyback Registration”). Notwithstanding the foregoing, the Company may delay any such notice to the Holder, including until after filing a registration statement, so long as the Holder has the same amount of time to determine whether to participate in an offering as it would have had if such notice had not been so delayed. The Company shall cause such Shares to be included in such registration and shall use commercially reasonable efforts to cause the managing underwriter or underwriters of a proposed underwritten offering to permit the Shares requested to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company and to permit the sale or other disposition of such Shares in accordance with the intended method(s) of distribution thereof; provided, however, that if, solely in connection with any primary underwritten public offering for the account of the Company, the managing underwriter(s) thereof shall, in its reasonable discretion, impose a limitation on the number of Ordinary Shares which may be included in the registration statement because, in such underwriter(s)’ judgment, marketing or other factors dictate such limitation is necessary to facilitate public distribution, then the Company shall be obligated to include in such registration statement only such limited portion of the Shares with respect to which the Holder requested inclusion hereunder as the underwriter shall reasonably permit. Holder shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such Piggyback Registration.

7.2 Demand Registration. Unless all of the Shares are included in an effective registration statement with a current prospectus, the Company, upon written demand (“Demand Notice”) of the Holder(s) of at least 51% of the Purchase Warrant and/or the underlying securities (“Majority Holder(s)”), agrees to register on two occasions, all or any portion of the remaining Ordinary Shares as requested by the Majority Holder(s) in the Demand Notice, provided that no such registration will be required unless the Holders request registration of an aggregate of at least 51% of the outstanding Shares. On such occasion, the Company will file a new registration statement or a post-effective amendment to the Registration Statement covering the Shares within sixty (60) days after receipt of the Demand Notice and use its commercially reasonable efforts to have such registration statement or post-effective amendment declared effective as soon as possible thereafter. The demand for registration may be made at any time after one (1) year from the date of effectiveness of the Registration Statement, but no later than five (5) years from the effective date of the Registration Statement. The Company covenants and agrees to give written notice of its receipt of any Demand Notice by any Holder(s) to all other registered Holders of the Purchase Warrant and/or the Shares within ten (10) days from the date of the receipt of any such Demand Notice, who shall have five days from the receipt of such Notice in which to notify the Company of their desire to have their Shares included in the Registration Statement. The Company shall bear all fees and expenses attendant to registering the Shares upon the first Demand Notice, including the reasonable expenses of any legal counsel selected by the Holders to represent them in connection with the sale of the Shares, but the Holders shall pay any and all underwriting commissions, if any. The Holders shall bear all fees and expenses attendant to registering the Shares upon the second Demand Notice. The Company agrees to use its commercially reasonable efforts to qualify or register the Shares in such States as are reasonably requested by the Majority Holder(s); provided, however, that in no event shall the Company be required to register the Shares in a State in which such registration would cause (i) the Company to be obligated to qualify to do business in such State or execute a general consent to service of process, or would subject the Company to taxation as a foreign corporation doing business in such jurisdiction or (ii) the principal shareholders of the Company to be obligated to escrow their shares of capital stock of the Company. The Company shall cause any registration statement or post-effective amendment filed pursuant to the demand rights granted under Section 7 to remain effective for a period of twelve (12) consecutive months from the effective date of such registration statement or post-effective amendment or until the Holders have completed the distribution of the Shares included in the Registration Statement, whichever occurs first. If (i) in the good faith judgment of the Board, filing a registration statement pursuant to Section 7 would be seriously detrimental to the Company and the Board concludes, as a result, that it is essential to defer the filing of such registration statement at such time, and (ii) the Company shall furnish to such Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board it would be seriously detrimental to the Company for such registration statement to be filed in the near future and that it is, therefore, essential to defer the filing of such registration statement, then the Company shall have the right to defer such filing on two occasions for an aggregate of not more than one hundred and twenty (120) days in any twelve-month period. The Company is only required to use its commercially reasonable efforts to cause a registration statement covering issuance of the Shares underlying the Purchase Warrant to be declared effective, and once effective, only to use its commercially reasonable efforts to maintain the effectiveness of the registration statement. The Company will not be obligated to deliver securities, and there are no contractual penalties for failure to deliver securities, if a registration statement is not effective at the time of exercise. Additionally, in no event is the Company obligated to settle any Purchase Warrant, in whole or in part, for cash in the event it is unable to register the Shares.

8. Certain Notice Requirements.

8.1 Holder’s Right to Receive Notice. Nothing herein shall be construed as conferring upon the Holders the right to vote or consent or to receive notice as a shareholder for the election of directors or any other matter, or as having any rights whatsoever as a shareholder of the Company. If, however, at any time prior to the expiration of the Purchase Warrants and their exercise, any of the events described in Section 8.2 shall occur, then, in one or more of said events, the Company shall give written notice of such event at least fifteen days prior to the date fixed as a record date or the date of closing the transfer books (the “Notice Date”) for the determination of the shareholders entitled to such dividend, distribution, conversion or exchange of securities or subscription rights, or entitled to vote on such proposed dissolution, liquidation, winding up or sale. Such notice shall specify such record date or the date of the closing of the transfer books, as the case may be. Notwithstanding the foregoing, the Company shall deliver to each Holder a copy of each notice given to the other shareholders of the Company at the same time and in the same manner that such notice is given to the shareholders.

8.2 Events Requiring Notice. The Company shall be required to give the notice described in this Section 8 upon one or more of the following events: (i) if the Company shall take a record of the holders of its Shares for the purpose of entitling them to receive a dividend or distribution payable otherwise than in cash, or a cash dividend or distribution payable otherwise than out of retained earnings, as indicated by the accounting treatment of such dividend or distribution on the books of the Company, (ii) the Company shall offer to all the holders of its Shares any additional shares of capital stock of the Company or securities convertible into or exchangeable for shares of capital stock of the Company, or any option, right or warrant to subscribe therefor, or (iii) a dissolution, liquidation or winding up of the Company (other than in connection with a consolidation or share reconstruction or amalgamation or merger) or a sale of all or substantially all of its property, assets and business shall be proposed.

8.3 Notice of Change in Exercise Price. The Company shall, promptly after an event requiring a change in the Exercise Price pursuant to Section 5 hereof, send notice to the Holders of such event and change (“Price Notice”). The Price Notice shall describe the event causing the change and the method of calculating same and shall be certified as being true and accurate by the Company’s Chief Financial Officer.

8.4 Transmittal of Notices. All notices, requests, consents and other communications under this Purchase Warrant shall be in writing and shall be deemed to have been duly made (1) when hand delivered, (2) when mailed by express mail or private courier service or (3) when the event requiring notice is disclosed in all material respects and filed in a current report on Form 8-K (or similar report of the Company required of foreign private issuers) or in a definitive proxy statement on Schedule 14A prior to the Notice Date: (i) if to the registered Holder of the Purchase Warrant, to the address of such Holder as shown on the books of the Company, or (ii) if to the Company, to following address or to such other address as the Company may designate by notice to the Holders:

If to the Holder:

R.F. Lafferty & Co. Inc.

40 Wall Street, 19th Floor

New York, NY 10005

Attn: Richard H. Kreger

Email: RKreger@rflafferty.com

With a copy (which shall not constitute notice) to:

Sichenzia Ross Ference LLP

1185 Avenue of the Americas, 31st Floor

New York, NY 10036

Attn: Darrin M. Ocasio, Esq.

Email: DMOcasio@SRF.LAW

If to the Company:

Gelteq Limited

Level 4

100 Albert Road

South Melbourne VIC, 3025

Australia

Attention: Simon Szewach, Executive Chairman

with copies (which shall not constitute notice) to:

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas, 11th Floor
New York, NY 10105

Attn: Richard I. Anslow, Esq.

Email: ranslow@egsllp.com

9. Miscellaneous.

9.1 Amendments. The Company and Lafferty may from time to time supplement or amend this Purchase Warrant without the approval of any of the Holders in order to cure any ambiguity, to correct or supplement any provision contained herein that may be defective or inconsistent with any other provisions herein, or to make any other provisions in regard to matters or questions arising hereunder that the Company and Lafferty may deem necessary or desirable and that the Company and Lafferty deem shall not adversely affect the interest of the Holders. All other modifications or amendments shall require the written consent of and be signed by the party against whom enforcement of the modification or amendment is sought.

9.2 Headings. The headings contained herein are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Purchase Warrant.

9.3 Entire Agreement. This Purchase Warrant (together with the other agreements and documents being delivered pursuant to or in connection with this Purchase Warrant) constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings of the parties, oral and written, with respect to the subject matter hereof.

9.4 Binding Effect. This Purchase Warrant shall inure solely to the benefit of and shall be binding upon, the Holder and the Company and their permitted assignees, respective successors, legal representatives and assigns, and no other person shall have or be construed to have any legal or equitable right, remedy or claim under or in respect of or by virtue of this Purchase Warrant or any provisions herein contained.

9.5 Governing Law; Submission to Jurisdiction; Trial by Jury. This Purchase Warrant shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to conflict of laws principles thereof. The Company hereby agrees that any action, proceeding or claim against it arising out of, or relating in any way to this Purchase Warrant shall be brought and enforced in the courts located in Los Angeles, California, or in the United States District Court located in Los Angeles, California, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Any process or summons to be served upon the Company may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section 8 hereof. Such mailing shall be deemed personal service and shall be legal and binding upon the Company in any action, proceeding or claim. The Company and the Holder agree that the prevailing party(ies) in any such action shall be entitled to recover from the other party(ies) all of its reasonable attorneys’ fees and expenses relating to such action or proceeding and/or incurred in connection with the preparation therefor. The Company (on its behalf and, to the extent permitted by applicable law, on behalf of its stockholders and affiliates) and the Holder hereby irrevocably waive, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

9.6 Waiver, etc. The failure of the Company or the Holder to at any time enforce any of the provisions of this Purchase Warrant shall not be deemed or construed to be a waiver of any such provision, nor to in any way affect the validity of this Purchase Warrant or any provision hereof or the right of the Company or any Holder to thereafter enforce each and every provision of this Purchase Warrant. No waiver of any breach, non-compliance or non-fulfillment of any of the provisions of this Purchase Warrant shall be effective unless set forth in a written instrument executed by the party or parties against whom or which enforcement of such waiver is sought; and no waiver of any such breach, non-compliance or non-fulfillment shall be construed or deemed to be a waiver of any other or subsequent breach, non-compliance or non-fulfillment.

9.7 Exchange Agreement. As a condition of the Holder’s receipt and acceptance of this Purchase Warrant, Holder agrees that, at any time prior to the complete exercise of this Purchase Warrant by Holder, if the Company and Lafferty enter into an agreement (“Exchange Agreement”) pursuant to which they agree that all outstanding Purchase Warrants will be exchanged for securities or cash or a combination of both, then Holder shall agree to such exchange and become a party to the Exchange Agreement.

9.8 Execution in Counterparts. This Purchase Warrant may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

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IN WITNESS WHEREOF, the Company has caused this Purchase Warrant to be signed by its duly authorized officer as of [     ], 2023.

GELTEQ LIMITED

By:
Name: Simon Szewach
Title: Executive Chairman and CEO

EXHIBIT A

Form to be used to exercise Purchase Warrant:

Date: __________, 20___

The undersigned hereby elects irrevocably to exercise the Purchase Warrant for ______ Shares of Gelteq Limited, a company incorporated in the State of Victoria, Australia (the “Company”) and hereby makes payment of $____ (at the rate of $____ per Share) in payment of the Exercise Price pursuant thereto. Please issue the Shares as to which this Purchase Warrant is exercised in accordance with the instructions given below and, if applicable, a new Purchase Warrant representing the number of Shares for which this Purchase Warrant has not been exercised.

or

The undersigned hereby elects irrevocably to convert its right to purchase ___ Shares under the Purchase Warrant for ______ Shares, as determined in accordance with the following formula:

X	=	Y(A-B)
A

Where,	X = The number of Shares to be issued to Holder;
Y = The number of Shares for which the Purchase Warrant is being exercised;
A = The fair market value (defined in Section 2.2 of the Purchase Warrant) of one Share which is equal to $_____; and
B = The Exercise Price which is equal to $______ per share

The undersigned agrees and acknowledges that the calculation set forth above is subject to confirmation by the Company and any disagreement with respect to the calculation shall be resolved by the Company in its sole discretion.

Please issue the Shares as to which this Purchase Warrant is exercised in accordance with the instructions given below and, if applicable, a new Purchase Warrant representing the number of Shares for which this Purchase Warrant has not been exercised.

Signature

Name/Title

INSTRUCTIONS FOR REGISTRATION OF SECURITIES

Delivery of Warrant Shares. The Company shall deliver to Holder, or its designee or agent as specified below, __________ Warrant Shares in accordance with the terms of the Warrant. Delivery shall be made to Holder, or for its benefit, as follows:

__ Check here if requesting delivery as a certificate to the following name and to the following address:

Issue to:

__ Check here if requesting delivery by Deposit/Withdrawal at Custodian as follows:

DTC Participant:
DTC Number:
Account Number:

Date: _____________ __,

Name of Registered Holder

By:
Name:
Title:

Tax ID:

Electronic Mail :

EXHIBIT B

Form to be used to assign Purchase Warrant:

(To be executed by the registered Holder to effect a transfer of the within Purchase Warrant):

FOR VALUE RECEIVED, does hereby sell, assign and transfer unto the right to purchase shares of Gelteq Limited, a company incorporated in the State of Victoria, Australia (the “Company”), evidenced by the Purchase Warrant and does hereby authorize the Company to transfer such right on the books of the Company.

Dated: ____________, 20__

Signature

NOTICE: The signature to this form must correspond with the name as written upon the face of the within Purchase Warrant without alteration or enlargement or any change whatsoever.